EXHIBIT-99.2

                   AMERICAN HOME PRODUCTS CORPORATION
      FIVE GIRALDA FARMS, MADISON, NEW JERSEY 07940, (201) 660-5000

FOR IMMEDIATE RELEASE

Contact:
John R. Considine
(201) 660-6429

               AMERICAN HOME PRODUCTS CORPORATION RELEASES
                   COPY OF LETTER OFFERING TO ACQUIRE
                        AMERICAN CYANAMID COMPANY


Madison, NJ, August 2, 1994 -- American Home Products Corporation (NYSE:AHP) announced today that the letter from John R. Stafford, its Chairman and Chief Executive officer, to Albert J. Costello, Chairman and Chief Executive Officer of American Cyanamid Company, offering to acquire American Cyanamid Company for $95 per share in cash, has been sent to Mr. Costello. The text of the letter is reproduced in full below:


                         August 2, 1994
BY FACSIMILE

Mr. Albert J. Costello
Chairman and Chief Executive Officer
American Cyanamid Company
One Cyanamid Plaza
Wayne, New Jersey 07470

Dear Al:

     We are writing to offer to acquire American Cyanamid Company (the "Company") in a transaction in which your stockholders would receive $95 in cash for each share of common stock. We believe our offer represents an extremely attractive opportunity for your stockholders at a price which represents a premium in excess of 50% over yesterday's closing market price of the Company's


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common stock (which, as you know, is already up in excess of 50%
from its trading levels less than six months ago). We have been advised by our financial advisors that the offer price is at a level which both your financial advisors and stockholders should enthusiastically support.

     As I am sure you are aware, American Home Products Corporation is an important participant in the pharmaceutical industry and other healthcare and food products industries, with annual sales in excess of $8 billion. We have, as you do, a well deserved reputation for quality products and excellent customer service. We have been studying your company for quite a while and are extremely impressed with the businesses you have so ably built up. The combination of our companies would result in an enterprise with the strength and breadth required to prosper in times of uncertainty for the healthcare industry. As I have indicated to you in our earlier communications, we have been keenly interested in discussing with you opportunities for American Home Products to assist the Company in maximizing value for its stockholders.

     Given our financial strength and longstanding supportive banking relationships, we are highly confident that financing will not represent any impediment to the consummation of the transaction.

     According to recent press reports, the Company may be considering entering into a significant transaction involving its pharmaceutical operations and possibly other assets. Since any such transaction would affect our willingness to proceed with this proposed transaction, we urge you not to enter into or to agree to any significant transactions, or to take any additional defensive measures or other actions, that would adversely affect the ability of your stockholders to receive the benefits of our proposed transaction.

     Our offer is subject, among other things, to the receipt of any required regulatory approvals and third-party consents and the taking of all necessary actions to eliminate the applicability of, or to satisfy, any anti-takeover or other defensive provisions contained in the applicable corporate statutes or the Company's charter and by-laws (including the Company's poison pill). I have discussed our offer at length with the members of our senior management and with a majority of our Board members, all of whom share my enthusiasm for the proposed transaction. However, our offer remains subject to the formal approval of our Board of Directors at its scheduled meeting on August 16. We hope that you and your Board of Directors will view this offer as we do -- an excellent opportunity for the stockholders of the Company to realize full value for their shares to an extent not likely to be available to them in the marketplace or in the context of the rumored alternative transactions. We are both prepared and desirous to enter into immediate discussions with you and your directors, management and advisors to answer any questions you have about our offer.

     We hope that you and your Board of Directors will give our offer prompt and serious consideration so that we may move forward, in our preferred course, to a negotiated transaction which can be presented to your stockholders as the joint effort of American Home Products and the Company's Board of Directors and management.

                         Sincerely,
                         Jack Stafford

 cc: Members of the Board of Directors of American Cyanamid
Company